Exhibit 10.28

[          ], 2014

Jeffrey D. Jonker

Dear Jeff:

As you know, Theravance, Inc. (“Theravance”) will spin-off its drug discovery and development business into a separate publicly traded company, Theravance Biopharma, Inc., a Cayman Islands corporation (the “Spin-Off”). You, together with substantially all of the current Theravance employees who are involved with its drug discovery and development business, will become an employee of Theravance Biopharma US, Inc., (the “Company” or “Theravance Biopharma US”) shortly before the Spin-Off becomes effective. The Company is a wholly-owned Delaware operating subsidiary of Theravance Biopharma, Inc.

At Theravance Biopharma US, you will work in the exempt position of Senior Vice President, Corporate and Business Development, reporting to Rick Winningham.  Your salary on an annualized basis will be $375,000.  Any accrued but unused vacation will rollover to Theravance Biopharma US and will be immediately available following your transition to Theravance Biopharma US.  Annual vacation accrual will continue under the same accrual schedule formerly utilized at Theravance and you will receive credit under Theravance Biopharma US’ vacation policy for your years of service at Theravance.

You will remain eligible to receive an annual discretionary bonus of up to 50% of your annual salary in 2014 (and each calendar year thereafter).  Your 2014 bonus will be paid by the Company.  As is currently required by Theravance’s bonus program, you will be required to be an active employee in good standing at the time the bonus is paid in order to receive the bonus.  The Company’s bonus percentage targets may change from time-to-time at the sole discretion of the Board of Directors.

The Company will provide a similar comprehensive benefits package to that which you enjoyed at Theravance.  Health and welfare benefits will include medical, vision and dental coverage, life insurance, long-term disability insurance, and a flexible spending plan.  If you are a participant in the 401(k) plan, your account will be maintained, and you will continue to participate in the same plan with the same deferral and investment elections following your transfer of employment. If you do not currently participate in the plan, your transfer of employment will not impact your eligibility to become a participant.  You will generally be eligible to participate in these benefit programs (or continue to participate, as applicable) immediately following the transition of your employment to Theravance Biopharma US.  Theravance Biopharma, Inc. will also offer an Employee Stock Purchase Plan, although it has not yet been determined when the first offering period will commence.

Subject to the approval by the appropriate committee of the Theravance Biopharma, Inc. Board of Directors, you will be granted an option to purchase ordinary shares of Theravance Biopharma, Inc. at a per share purchase price equal to the fair market value of one Theravance Biopharma, Inc. ordinary share on the date of grant, which will be after the effective date of the Spin-Off.  The number of shares subject to the option and the vesting and exercise details of your option grant will be set forth in your option paperwork. The option granted to you will be contingent on your execution of an Option Agreement and will be subject to all terms of the Theravance Biopharma, Inc. 2013 Equity Incentive Plan.

To the extent you hold outstanding equity awards granted to you by Theravance at the time of the Spin-Off, such awards (including outstanding stock options, restricted stock units and restricted stock awards) and the related stock option, restricted stock unit and restricted stock agreements will be adjusted.  One of the primary purposes of these adjustments is to permit continued vesting of Theravance equity awards based on service to

Theravance Biopharma, Inc. or any subsidiary thereof, including the Company, after the Spin-Off.  These adjustments and other relevant information are set forth on Exhibit A.  Except as described on Exhibit A, each of your adjusted Theravance equity awards will continue to be governed by the applicable Theravance award agreement and the Theravance equity plan under which the award was granted.

In connection with the Spin-Off and the transition of your employment, you must sign the enclosed Proprietary Information and Inventions Agreement with Theravance Biopharma, Inc. You must also review and acknowledge receipt of the enclosed Employee Handbook.  You will be expected to abide by its terms.  In addition, we will need all employees to present documents establishing their legal right to work in the United States as required by the government’s Form I-9.  We will set up a time to meet with you to complete the necessary paperwork.

While we hope that your employment with Theravance Biopharma US will be mutually satisfactory, your employment status will remain at-will.  As a result, both you and the Company are free to terminate the employment relationship at any time for any reason, with or without cause.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures to which you will be subject, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and a Senior Officer of the Company.

There are two copies of this letter enclosed; if all of the foregoing is satisfactory, please sign and date each copy to acknowledge your receipt and acceptance of the terms, and return one copy to me no later than [          ], 2014, saving the other copy for yourself.  Your signature below also constitutes your agreement to the adjustments to all of your outstanding Theravance equity awards as described in Exhibit A.  Please also sign and return the enclosed Proprietary Information and Inventions Agreement.  If we do not receive your completed paperwork by the due date your employment transition from Theravance to the Company will not occur.

We are very excited about the transition!  We have enclosed an additional Q&A to help answer any questions.  However, should you need further assistance, please don’t hesitate to contact me.

Sincerely,

Foregoing terms and conditions hereby accepted upon the effective date of the Spin-Off:

Signed:
Jeffrey D. Jonker

Date:

Start Date: